®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS THIRD QUARTER FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS
-Completion of FV-100 Phase 2 Shingles Trial and Initiation of Phase 1b
Trial of INX-189 in HCV Patients Highlight Recent Corporate Developments-

-Webcast and Conference Call Today at 9:00 a.m. EST-

ATLANTA, GA –November 9, 2010 — Inhibitex, Inc. (NASDAQ:INHX, the “Company”) today announced its financial results for the third quarter ended September 30, 2010 and its recent corporate developments.

“With the recent completion of enrollment in our Phase 2 trial of FV-100 in shingles patients and the initiation of a Phase 1b trial of INX-189 in patients with chronic hepatitis C, we are now positioned to have top-line data available from both of these important proof of concept studies during the next several months,” stated Russell H. Plumb, President and CEO of Inhibitex, Inc. “We particularly welcome the opportunity to assess the anticipated anti-viral synergy of INX-189 in combination with ribavirin for seven days in our Phase 1b study, which we believe will allow us to better define the appropriate doses of INX-189 to consider evaluating in future clinical trials.”

Third Quarter Financial Results

As of September 30, 2010, the Company held $24.2 million in cash, cash equivalents and short-term investments.

The Company reported a net loss in the third quarter of 2010 of $5.3 million, as compared to a net loss of $4.5 million in the third quarter of 2009. Basic and diluted net loss per share was $0.08 for the third quarter of 2010 as compared to $0.10 in the third quarter of 2009. The $0.8 million increase in net loss in the third quarter of 2010 was attributable to higher research and development expenses. The decrease in net loss per share for the third quarter of 2010 was the result of an 18.7 million increase in the number of weighted-average shares outstanding as compared to 2009, offset in part by the increase in net loss.

Research and development expense increased to $4.7 million in the third quarter of 2010 from $3.9 million in the third quarter of 2009 due to a $0.8 million increase in direct costs incurred in connection with the initiation of a Phase 1a clinical trial of INX-189 in May of 2010 and the ongoing enrollment of the Phase 2 clinical trial of FV-100.
Recent Corporate Developments

FV-100 for Shingles – In October 2010, the Company announced that it had completed enrollment in a Phase 2 clinical trial of FV-100 in shingles (herpes zoster) patients. The objectives of the trial are to further evaluate the safety of FV-100 and its potential therapeutic benefit in reducing the severity and duration of shingles-associated pain, the incidence of post herpetic neuralgia (PHN), and the time to heal shingles-related lesions. The Phase 2 trial is a well-controlled, double-blind study of 350 shingles patients, aged 50 years and older with shingles-associated pain, randomized equally to one of three treatment arms: 200 mg or 400 mg FV-100 administered orally once daily, or 1,000 mg valacyclovir administered orally three times per day. The Company anticipates top-line data from the trial will be available later this quarter.

INX-189 for Chronic Hepatitis C – In November 2010, the Company announced that it had initiated a Phase1b, multiple ascending dose (MAD) clinical trial of INX-189, its nucleotide polymerase inhibitor in development for the treatment of chronic infections caused by hepatitis C virus (HCV). The trial, which is being conducted under an IND in the United States, is a double-blind, placebo-controlled, dose escalation study designed to evaluate the safety, tolerability, pharmacokinetics and anti-viral activity of INX-189, administered orally once-daily, in treatment naïve patients with HCV genotype 1. Each treatment cohort will include 10 patients, eight of which will receive INX-189 and two of which will receive placebo. The first cohort in the Phase 1b study will receive 9 mg of INX-189 once daily. In addition to evaluating INX-189 as monotherapy, the Company intends to evaluate two dose levels of INX-189, administered once-daily for seven days, in combination with ribavirin, which is one of the drugs currently approved for the treatment of HCV. The dose levels of INX-189 to be evaluated in combination with ribavirin will be determined based upon the results of the monotherapy cohorts. The Company anticipates that top-line safety and anti-viral data from this trial will be available in the first quarter of 2011.

In September 2010, the Company announced that it has successfully completed a Phase1a, first-in-man, single ascending dose trial of INX-189. In this trial, 42 healthy volunteers received either a single oral dose of INX-189, ranging from 3 mg to 100 mg, or placebo. The Company plans to present detailed results from this trial during a future scientific meeting. Preliminary data from the Phase 1a trial indicated that INX-189 was generally well tolerated at all dose levels; there were no drug-related serious adverse events, no dose-related trends in frequency or type of adverse events, and no grade II or higher laboratory abnormality adverse events or clinically significant changes in ECGs. Furthermore, the Company believes that the pharmacokinetic data from this study further supports INX-189’s potential for once-daily (QD) dosing.

Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Inhibitex, and other members of management will review the Company’s third quarter operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. EDT. To access the conference call, dial (877) 407-9210 (domestic) or (201) 689-8049 (international). A replay of the call will be available from 11:00 a.m. EDT on November 10 until December 9, 2010 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference ID # 359917. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About Shingles and FV-100

The Company is developing FV-100 to treat herpes zoster, also commonly referred to as shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Published in vitro studies have demonstrated that FV-100, an orally available bicyclic nucleoside analogue, is significantly more potent against VZV and can inhibit its replication substantially faster than any other anti-viral agent currently approved for the treatment of shingles. Inhibitex believes these characteristics, plus a favorable pharmacokinetic profile, support the potential of FV-100 as a potent, once-daily oral therapy to reduce the incidence, severity and duration of shingles-related symptoms, including acute pain and post herpetic neuralgia (PHN).

About HCV and INX-189

Chronic hepatitis C is a disease of the liver caused by HCV, which causes liver disease, cirrhosis and cancer, and is the leading cause of liver transplants in the United States. Inhibitex is developing a series of proprietary nucleotide inhibitors, referred to as protides, which target and inhibit the RNA-dependent RNA polymerase (NS5b) of HCV. The Company believes that, based on in vitro data, INX-189 is the most potent HCV nucleotide polymerase inhibitor currently in clinical development, and that preclinical studies of INX-189 support its potential as a potent, once-daily oral therapy amenable to low fixed-dose combination with other anti-virals for the treatment of patients with chronic hepatitis C infections.
About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to its two clinical-stage programs, FV-100 and INX-189, the Company’s pipeline includes other HCV nucleotide inhibitors in preclinical development. It has also licensed its proprietary MSCRAMM® protein platform to Pfizer for its use in the development of staphylococcal vaccines.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the anticipated time when top-line data from the ongoing Phase II clinical trial of FV-100 will be available; the potential for FV-100 to be dosed once-daily and reduce the incidence, severity and duration of shingles-related symptoms, including acute pain and PHN; the Company’s plans to present detailed results from its Phase 2 FV-100 trial during a future scientific meeting. the Company’s belief that INX-189 is the most potent HCV nucleotide polymerase inhibitor currently in clinical development; the results of preclinical studies of INX-189 supporting its potential as a potent, once-daily oral therapy amenable to low fixed dose combination with other anti-virals; the Company’s belief that the pharmacokinetic data from a recently completed Phase 1a trial further supports INX-189’s potential for once-daily dosing; the anticipated anti-viral synergy of INX-189 dosed in combination with ribavirin allowing the Company to better define the most appropriate doses of INX-189 to consider evaluating in future clinical trials; and the anticipated time when top-line safety and anti-viral data will be available from the Phase 1b trial of INX-189, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: the Company, the FDA, a data safety monitoring board, or an institutional review board (IRB) delaying, suspending or terminating the clinical development of FV-100 or INX-189 at any time for a lack of safety, tolerability, anti-viral activity, or any other reason; FV-100 not demonstrating sufficient activity or potential in reducing the incidence and severity of shingles-related symptoms, including acute pain and PHN, to be clinically relevant or commercially viable; undisclosed data demonstrating the existence of a more potent HCV nucleotide inhibitor in clinical development; the Company or its clinical investigators not being able to enroll HCV patients in the Phase 1b trial on a timely basis; INX-189 not demonstrating any meaningful anti-viral synergy with ribavirin in patients enrolled in the Phase 1b trial and thereby not providing any additional insight as to which doses of INX-189 to consider in future combination studies, if any; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 26, 2010 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 and June 30, 2010, as filed with the SEC on May 13, 2010 and August 12, 2010. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contacts:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$9,059,783	$11,290,332
Short-term investments	15,117,103	26,625,496
Prepaid expenses and other current assets	580,125	831,196
Accounts receivable	63,797	61,062

Total current assets	24,820,808	38,808,086
Property and equipment, net	1,226,699	1,621,392
Other long-term assets.............................................................	42,110	40,290

Total assets	$26,089,617	$40,469,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,656,587	$1,590,804
Accrued expenses	2,102,460	1,537,637
Current portion of notes payable	182,292	78,125
Current portion of capital lease obligations	212,618	207,100
Current portion of deferred revenue	166,667	191,667
Other current liabilities	234,309	202,531

Total current liabilities	4,554,933	3,807,864
Long-term liabilities:
Notes payable, net of current portion	364,583	546,875
Capital lease obligations, net of current portion	22,113	180,792
Deferred revenue, net of current portion	—	87,500
Other liabilities, net of current portion	927,681	1,096,629

Total long-term liabilities	1,314,377	1,911,796

Total liabilities	5,869,310	5,719,660
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2010 and December 31, 2009; none issued and outstanding	—	—
Common stock, $.001 par value; 150,000,000 shares authorized at September 30, 2010 and December 31, 2009; 62,280,110 and 61,559,782 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	62,280	61,560
Common stock warrants	11,281,056	12,133,216
Accumulated other comprehensive income	6,502	8,977
Additional paid-in capital	269,382,091	267,432,572
Accumulated deficit	(260,511,622)	(244,886,217)

Total stockholders’ equity	20,220,307	34,750,108

Total liabilities and stockholders’ equity	$26,089,617	$40,469,768

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
License fees and milestones.	$37,500	$37,500	$824,167	$112,500
Collaborative research and development	250,000	250,000	750,000	750,000

Total revenue	287,500	287,500	1,574,167	862,500
Operating expense:
Research and development .	4,700,987	3,945,464	14,406,501	11,123,072
General and administrative .....	877,177	831,264	2,860,052	2,840,108

Total operating expense	5,578,164	4,776,728	17,266,553	13,963,180

Loss from operations	(5,290,664)	(4,489,228)	(15,692,386)	(13,100,680)
Other (expense) income, net	(1,107)	1,562	14,607	39,634
Interest income, net	18,309	15,929	52,374	164,368

Net loss ..............................	$(5,273,462)	$(4,471,737)	$(15,625,405)	$(12,896,678)

Basic and diluted net loss per Share	$(0.08)	$(0.10)	$(0.25)	$(0.30)

Weighted average shares used to compute basic and diluted net loss per share	62,248,265	43,545,057	61,884,023	43,499,678

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